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                                                                      EXHIBIT 11


                         CHATTEM, INC. AND SUBSIDIARIES
                         ------------------------------
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------------
                    (In thousands, except per share amounts)

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                                                                   FOR THE THREE MONTHS ENDED
                                                                    FEBRUARY 29, FEBRUARY 28,
                                                                       2000          1999
                                                                      ---------    --------
NET INCOME:
   Income before extraordinary loss and
     change in accounting principle ..................                $   3,608    $  3,577
   Extraordinary loss ................................                       --        (427)
   Change in accounting principle ....................                     (542)         --
                                                                      ---------    --------
     Net income ......................................                $   3,066    $  3,150
                                                                      =========    ========

COMMON SHARES:
   Weighted average number outstanding ...............                    9,693       9,712
   Number issued upon assumed exercise of
     of outstanding stock options and stock
     warrants ........................................                      168         406
                                                                      ---------    --------
   Weighted average number and dilutive
     potential number outstanding.....................                    9,861      10,118
                                                                      =========    ========

NET INCOME (LOSS) PER COMMON
  SHARE:
    Basic:
      Income before extraordinary loss and
        change in accounting principle................                $     .37    $    .37
      Extraordinary loss .............................                       --        (.04)
      Change in accounting principle .................                     (.05)         --
                                                                      ---------    --------
          Total basic ................................                $     .32    $    .33
                                                                      =========    ========
     Diluted:
      Income before extraordinary loss and
        change in accounting principle ...............                $     .37    $    .35
      Extraordinary loss .............................                       --        (.04)
      Change in accounting principle .................                     (.06)         --
                                                                      ---------    --------
          Total diluted ..............................                $     .31    $    .31
                                                                      =========    ========


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